UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

ATP Oil & Gas Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 14, 2010

[Shareholder Name and Address]

Dear [Shareholder Name],

ATP’s Notice of Annual Meeting of Shareholders and Proxy Statement were first mailed to shareholders and posted on our website (www.atpog.com) on April 29, 2010. Our Annual Meeting is scheduled for June 4, 2010.

Your vote matters to us and we need and appreciate your support. We encourage you to read the proxy materials carefully for detailed information on the four items listed below. Our Board of Directors unanimously recommends a “FOR” vote on all four proposals.

Item 1	Election of Directors	Incumbent directors Mr. Bulmahn, Mr. Karow and Mr. Swonke have been nominated for re-election to serve until the 2013 Annual Meeting. These gentlemen have demonstrated their leadership and dedicated service to creating shareholder value during their respective tenures.

Item 2	Ratify Appointment of Independent Auditors	The Audit Committee has again appointed PricewaterhouseCoopers LLP.

Item 3	Approval of 2010 Stock Plan	Our current Stock Plan expires in 2011; a new plan is an integral part of our compensation philosophy, it enables us to award long-term incentive compensation to employees at all levels, aligning their interests with yours.

Item 4	Amend Articles of Incorporation	The proposed amendments conform our charter to the provisions of the new Texas Business Organizations Code. Approval will implement the necessary changes.

If you have any questions or would like to discuss the above items, you may contact me directly at 713/403-5514. If you have any questions relating to the Annual Meeting or voting, or need additional copies of our proxy materials, please call our proxy solicitation advisors, The Altman Group, toll-free at 1-877-297-1740 between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday.

Sincerely yours, ATP Oil & Gas Corporation

/s/ Albert L. Reese, Jr.
Albert L. Reese, Jr. Chief Financial Officer

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